Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI DELIVERS PROFITABILITY WITH RECORD FIRST QUARTER 2004

s	Highest-ever quarterly revenue of $48.4 million, up 7 percent over previous quarter and up 32 percent year-over-year

s	First ever GAAP net income of $2.9 million, or $0.02 per share

s	Normalized net income* of $5.5 million, or $0.04 per share, a three-fold increase over previous quarter

CAMBRIDGE, Mass. – April 28, 2004 – Akamai Technologies, Inc. (NASDAQ: AKAM), the global leader in distributed computing solutions and services, today reported financial results for the first quarter ended March 31, 2004. Revenue for the first quarter 2004 was $48.4 million, a 7 percent increase over fourth quarter 2003 revenue of $45.2 million, and a 32 percent increase over first quarter 2003 revenue of $36.6 million.

For the first time in its history, the Company achieved net income in accordance with United States Generally Accepted Accounting Principles (GAAP), generating $2.9 million in net income for the first quarter of 2004.

“This was the best quarter in Akamai’s history, and represents our fifth consecutive quarter of revenue growth,” said George Conrades, chairman and CEO of Akamai. “By almost any measure, we are off to a great start this year, as we continued our momentum from 2003 and delivered on our commitment to become profitable in early 2004. This is a major milestone for Akamai, and we are excited about our prospects to build upon this achievement in the future.”

Net income for the first quarter of 2004 was $2.9 million, or $0.02 per share, including a charge of $2.0 million relating to early extinguishment of debt, compared to a net loss in accordance with GAAP, for the fourth quarter 2003 of $2.1 million, or $0.02 per share, and a net loss in accordance with GAAP for the first quarter of 2003 of $8.6 million, or $0.07 per share. On a normalized basis, the Company generated net income of $0.04 per share* in the first quarter 2004, in line with First Call’s consensus estimates. (*See Use of Non-GAAP Financial Measures below for definitions.)

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Adjusted EBITDA* for the first quarter of 2004 was $14.8 million, up from $14.2 million in the prior quarter, and more than twice Adjusted EBITDA of $6.3 million in the first quarter of 2003. Adjusted EBITDA as a percent of revenue was 31 percent, consistent with the prior quarter. (*See Use of Non-GAAP Financial Measures below for definitions.)

“Akamai has delivered on its promise to achieve profitability this quarter, forming the foundation of a long-term, viable business that generates shareholder value. Reaching profitability this quarter underscores the strength of our recurring revenue services model, and we are in our best position ever to take advantage of the growing adoption of the Internet for mission-critical business processes,” continued Conrades.

Customers

The number of total customers under long-term services contracts increased by 4 percent to 1,172, the highest level in more than two years.

New customers in the first quarter included Crabtree & Evelyn Ltd, DHL International, Ltd., Indianapolis Motor Speedway, LLC, National Center for Missing & Exploited Children, Portugal Telecom Multimedia, United Nations Development Program, University of Pennsylvania, XM Satellite Radio, and Zone Labs Inc., among others.

Resellers and international accounted for 27 percent and 19 percent of 2004 first quarter revenue, respectively.

Network

Akamai’s global network at the end of the first quarter of 2004 consisted of 14,434 servers in 1,044 networks, in 69 countries. The geographic reach and capacity of Akamai’s network is unprecedented in its ability to serve the needs of enterprise customers, government agencies and major Web-centric businesses.

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Financial Statements

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$132,853	$160,074
Restricted cash	—	5,000
Marketable securities	6,667	4,184
Restricted marketable securities	826	726
Accounts receivable, net	24,505	20,727
Prepaid expenses and other current assets	9,206	11,705

Current assets	174,057	202,416
Marketable securities	32,780	34,449
Restricted marketable securities	3,922	3,922
Property and equipment, net	20,879	23,878
Goodwill and other intangible assets, net	5,164	5,176
Other assets	8,361	9,100

Total assets	$245,163	$278,941

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$40,009	$42,231
Other current liabilities	6,481	20,429

Current liabilities	46,490	62,660
Other liabilities	5,281	5,635
Convertible notes	363,127	386,000

Total liabilities	414,898	454,295
Stockholders’ deficit	(169,735)	(175,354)

Total liabilities and stockholders’ deficit	$245,163	$278,941

Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Revenue	$48,367	$36,564
Cost and operating expenses:
Cost of revenue (before depreciation, amortization and equity-related compensation)	7,693	6,866
Research and development	2,656	2,445
Sales and marketing	13,681	10,109
General and administrative	9,578	10,878
Amortization of other intangible assets	12	2,198
Depreciation	6,044	15,248
Equity-related compensation	533	2,971
Restructuring benefits	—	(9,820)

Total cost and operating expenses	40,197	40,895

Operating income (loss)	8,170	(4,331)
Interest expense, net	3,158	4,228
Loss on early extinguishment of debt	2,018	—
(Gain) loss on investments, net	(11)	15

Income (loss) before provision for income taxes	3,005	(8,574)
Provision for income taxes	84	73

Net income (loss )	$2,921	$(8,647)

Net income (loss) per share:
Basic	$0.02	$(0.07)
Diluted	$0.02	$(0.07)
Shares used in per share calculations:
Basic	122,104	116,398
Diluted	133,825	116,398

Condensed Consolidated Statements of Cash Flows
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$2,921	$(8,647)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of deferred financing costs	6,497	17,792
Equity-related compensation	533	2,971
Interest income on notes receivable for stock	—	(33)
Loss on investments, property and equipment and foreign currency, net	156	170
Non-cash portion of loss on extinguishment of debt	977	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,539)	(3,444)
Prepaid expenses and other current assets	2,474	2,729
Accounts payable, accrued expenses and other current liabilities	(2,204)	(13,031)
Accrued restructuring	(450)	(12,002)
Deferred revenue	1,173	216
Other noncurrent assets and liabilities	98	278

Net cash provided by (used in) operating activities:	8,636	(13,001)

Cash flows from investing activities:
Purchases of property and equipment and capitalization of internal-use software	(3,042)	(2,202)
Proceeds from sale of property and equipment	9	44
Purchase of investments	(12,468)	—
Proceeds from sales and maturities of investments	11,725	2,569

Net cash (used in) provided by investing activities	(3,776)	411

Cash flows from financing activities:
Proceeds from the issuance of 1% convertible senior notes, net of financing costs	24,313	—
Proceeds from the issuance of common stock under stock option plans	2,178	164
Payments on capital leases	(131)	(307)
Payments on 5 1/2% covertible subordinated notes	(62,873)	—
Decrease in restricted cash held for note repurchases	5,000	—

Net cash used in financing activities	(31,513)	(143)

Effects of exchange rate translation on cash and cash equivalents	(568)	103

Net decrease in cash and cash equivalents	(27,221)	(12,630)
Cash and cash equivalents, beginning of period	160,074	111,262

Cash and cash equivalents, end of period	$132,853	$98,632

	Three Months Ended
	March 31,	March 31,
	2004	2003
Supplemental financial data (in thousands):
Network-related depreciation	$4,519	$10,620
Other depreciation	$1,525	$4,628
Capital expenditures	$3,042	$2,202
Net decrease in cash, cash equivalents, resticted cash and marketable securities	$(31,307)	$(15,228)
End of period statistics:
Number of customers under recurring contract	1,172	994
Number of employees	565	532
Number of deployed servers	14,434	15,307

*Use of Non-GAAP Financial Measures

In addition to providing GAAP-based financial measurements, Akamai has historically provided additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors.

Akamai defines “Adjusted EBITDA” as net income (loss), before interest, taxes, depreciation, amortization, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, and loss on early extinguishment of debt. Akamai considers Adjusted EBITDA to be an important indicator of the company’s operational strength and performance of its business and a good measure of the company’s historical operating trend.

Adjusted EBITDA eliminates items which are either not part of the company’s core operations, such as investment gains and losses, early debt extinguishment, net interest expense and restructuring activities, or do not require a cash outlay, such as equity-related compensation and impairment of intangible assets. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the company’s deployed network, and may not be indicative of current or future capital expenditures.

Akamai defines “capital expenditures” or “capex” as purchases of property and equipment and the capitalization of internal-use software development costs. Capital expenditures or capex are disclosed in Akamai’s consolidated statement of cash flows in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Akamai defines “normalized net income (loss)” as net income (loss) before amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, and loss on early extinguishment of debt. Akamai considers normalized net income (loss) to be another important indicator of the overall performance of the company because it eliminates the effects of events that are either not part of the company’s core operations or are non-cash.

Adjusted EBITDA and normalized net income (loss) should be considered in addition to, not as a substitute for, the company’s operating income (loss) and net income (loss), as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G, the company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Reconciliation of GAAP net income (loss) to normalized net income (loss)
and Adjusted EBITDA
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Net income (loss)	$2,921	$(8,647)
Amortization of intangible assets	12	2,198
Equity-related compensation	533	2,971
Restructuring benefits	—	(9,820)
(Gain) loss on investments, net	(11)	15
Loss on early extinguishment of debt	2,018	—

Total normalized net income (loss):	5,473	(13,283)
Interest expense, net	3,158	4,228
Provision for income taxes	84	73
Depreciation and amortization	6,044	15,248

Total Adjusted EBITDA:	$14,759	$6,266

Normalized net income (loss) per share:
Basic	$0.04	$(0.11)
Diluted	$0.04	$(0.11)
Shares used in per share calculations:
Basic	122,104	116,398
Diluted	133,825	116,398

Quarterly Conference Call

Akamai will host a conference call today at 4:30 p.m. ET that can be accessed through 1-888-689-4521 (or 1-706-645-9202 for international calls). A live Webcast of the call may be accessed at www.akamai.com in the Investor section. In addition, a replay of the call will be available for one week following the conference through the Akamai Website or by calling 1-800-642-1687 (or 1-706-645-9291 for international calls) and using conference ID No. 6513887.

About Akamai

Akamai® is the global leader in distributed computing solutions and services, making the Internet predictable, scalable, and secure for conducting profitable e-business. The Akamai on demand platform enables customers to easily extend their Web operations – with full control – anywhere, anytime, without the cost of building out infrastructure. Headquartered in Cambridge, Massachusetts, Akamai serves hundreds of today’s most successful enterprises and government agencies around the globe. Akamai is The Business Internet. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act

The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning the expected growth and development of our business. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, unexpected increases in Akamai’s use of funds, unexpected loss of key large customers, failure to increase our revenue and keep our expenses consistent with revenues, the effects of any attempts to intentionally disrupt our services or network by unauthorized users or others, failure to have available sufficient transmission capacity, a failure of Akamai’s network infrastructure, inability to service and repay our outstanding debt and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai’s expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai’s expectations or beliefs as of any date subsequent to the date of this press release.